One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter and Six Month 2011 Results

OLD BRIDGE, New Jersey—August 9, 2011—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) today announced its sales and results for the second quarter and six months ended June 30, 2011.  Net sales for the second quarter 2011 were $7,206,000, compared to $8,266,000 for the second quarter 2010.  Net earnings for the second quarter of 2011 were $105,000 or $0.02 per share, compared to $901,000 or $0.15 per share for the comparable period in 2010.  Net sales for the six months ended June 30, 2011 were $13,204,000, compared to the $13,860,000 for the six months ended June 30, 2010.  Net loss for the six months ended June 30, 2011 was $(211,000) or $(0.03) compared to net earnings of $696,000 or $0.11 for the comparable period in 2010.

The decrease in the Company’s overall performance can be attributed to reduced sales of digital video headend products, which includes the EdgeQAM product subcategory.  The expected (and previously disclosed) decrease in EdgeQAM was offset by an increase in other digital video products as well as contract manufactured products.  In addition, the Company continues to benefit from the operating expense reductions previously announced in 2010.

For the second quarter of 2011 and 2010, on a comparative period basis, sales of digital video headend products were $2,467,000 (including $522,000 of EdqeQAM product sales) and $3,876,000 ($2,228,000 of EdgeQAM), respectively.  For the same comparative periods, sales of contract manufactured products were $939,000 and $584,000, and operating expenses were $2,436,000 and $2,600,000.

Sales of digital video headend products were $4,604,000 ($1,000,000 of EdgeQAM) and $5,618,000 ($3,036,000 of EdgeQAM) in the first six months of 2011 and 2010, respectively.  For the same comparative periods, sales of contract manufactured products were $1,563,000 and $797,000, and operating expenses were $4,865,000 and $5,276,000.

“Despite the sales decrease from the comparable period in 2010, sequential sales showed a significant increase in the second quarter relative to the first quarter, with sales improving more than 20% and our period net earnings improving by more than $400,000.  In our first quarter release I anticipated we would be profitable for the next three quarters and, as noted, we did have a small profit in this second quarter and a healthy EBITDA,” said Chairman and Chief Executive Officer James A. Luksch.  “The results relative to the second quarter 2010 were largely due to the expected lower EQAM volume.  We released new digital products serving our traditional market and these have been adopted by our top customers, resulting in improved sales to our premier distributors,” he added.

Looking to the remainder of the year, Mr. Luksch said, “It is difficult to evaluate the effects of recent negative macro-economic trends, however, key building blocks have been positioned in our long term strategy.  We have released new EdgeQAM and digital products to serve the franchise cable market and we have on-going product evaluations and field trials in six of the top MSOs (multi system operators).  We are in the game, we may not win every play, but we are cautiously confident that the last two quarters should have increased sales and profits as our new EdgeQAM and digital devices are successful and sales are made to a reasonable portion of the many opportunities that we are now pursuing.”

Conference Call Reminder

•	Tuesday, August 9, 2011
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #00376922

About Blonder Tongue

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2010 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik

Chief Financial Officer

eskolnik@blondertongue.com

(732) 679-4000

James A. Luksch

Chief Executive Officer

jluksch@blondertongue.com

(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$7,206	$8,266	$13,204	$13,860
Gross profit	2,594	3,551	4,751	6,066
Earnings (loss) from operations	158	951	(114)	790
Net earnings (loss)	$105	$901	$(211)	$696
Basic and diluted net earnings (loss) per share	$0.02	$0.15	$(0.03)	$0.11
Basic and diluted weighted average shares outstanding:	6,211	6,191	6,208	6,191

Consolidated Summary Balance Sheets
(in thousands)

(unaudited)
	June 30, 2011	December 31, 2010

Current assets	$14,394	$13,878
Property, plant, and equipment, net	3,996	3,812
Total assets	27,294	26,612
Current liabilities	2,393	1,697
Long-term liabilities	2,953	2,872
Stockholders’ equity	21,948	22,043

Total liabilities and stockholders’ equity	$27,294	$26,612

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